                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM T-3
              FOR APPLICATION FOR QUALIFICATION OF INDENTURE UNDER
                         THE TRUST INDENTURE ACT OF 1939

                       POLYTAMA INTERNATIONAL FINANCE B.V.
                                    (ISSUER)
                                       AND
                             P.T. POLYTAMA PROPINDO
                                   (GUARANTOR)

                               (Name of Applicant)

      C/O HB MANAGEMENT EUROPE B.V.
  WORLD TRADE CENTER AMSTERDAM AIRPORT        MIDPLAZA 2 BUILDING, 20TH FLOOR
         SCHIPHOL BOULEVARD 271               JALAN JEND. SUDIRMAN KAV, 10-11
           1118 BH AMSTERDAM,                          JAKARTA 10220,
             THE NETHERLANDS                             INDONESIA
         (011)(31)(20) 406-7070                    (011)(62)(21) 570-3883

(Address And Telephone Number Of           (Address And Telephone Number of
  Issuer's Principal Executive Offices)      Guarantor's Principal Executive
                                                         Offices)

           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

                TITLE OF CLASS                        AMOUNT
                --------------                        ------
     8% Guaranteed Secured Notes due 2017          $120,000,000

                  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 As promptly as possible after the Effective Date of this Application for
                                 Qualification

                                                         COPY TO:
 NAME AND ADDRESS OF AGENT FOR SERVICE:         JON L. CHRISTIANSON, ESQ.
        CT CORPORATION SYSTEM           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           1633 BROADWAY                      EAST WING OFFICE, LEVEL 4
      NEW YORK, NEW YORK 10069                  CHINA WORLD TRADE CENTER
           (212) 245-4107                    NO.1, JIAN GUO MEN WAI AVENUE
                                                 BEIJING, 100004 CHINA
                                                (011)(86)(10) 6505-5511

     The obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment; or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the obligor.

                                        1
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          CONTENTS OF AMENDMENT NO. 1 TO APPLICATION FOR QUALIFICATION

     This Amendment No.1 ("Amendment No. 1 to the Application") to the applicant's Application for Qualification of Indenture on Form T-3 filed on November 7, 2002 (File No. 022-28645) is submitted to file the Amendment to the Offering Circular dated November 7, 2002 and related ancillary documents and an updated form of New Senior Indenture, and comprises:

     (a)            Pages numbered 1 to 7, consecutively;

     (b) The statement of eligibility and qualification of the Trustee under the Indenture to be qualified on Form T-1 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), and incorporated herein by reference);

     (c)            The following exhibits:

          (i) Exhibit T3A.l -- Articles of Association of P.T. Polytama Propindo (filed on April 30, 1997 with Registration Statement on Form F-1 (File No. 333-6854), Exhibit 3.2, and incorporated herein by reference).

          (ii) Exhibit T3A.2 -- Amended and Restated Articles of Association of P.T. Polytama Propindo (filed on July 15, 2002 on Form 20-F (File No. 333-06854-01), and incorporated herein by reference).

          (iii) Exhibit T3A.3 -- Articles of Association of Polytama International Finance, B.V. (filed on April 30, 1997 with Registration Statement on Form F-1 (File No. 333-6854), Exhibit No. 3.1., and incorporated herein by reference).

          (iv) Exhibit T3C* -- Form of New Senior Indenture among the Issuer, the Company, the and The Bank of New York, as Trustee.

          (v)       Exhibit T3D -- Not Applicable.

          (vi) Exhibit T3E.l -- Confidential Offering Circular, dated as of November 7, 2002 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.1, and incorporated herein by reference) .

          (vii) Exhibit T3E.2 -- Letter of Transmittal, dated as of November 7, 2002 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.2, and incorporated herein by reference).

          (viii) Exhibit T3E.3 -- Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated November 7, 2002 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.3 and incorporated herein by reference).

          (ix) Exhibit T3E.4 -- Letter to Clients, dated November 7, 2002 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.4, and incorporated herein by reference).

                                       2
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          (x)       Exhibit T3E.5 -- Notice of Guaranteed Delivery, dated
                    November 7, 2002 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.5 and incorporated herein by reference).

          (xi) Exhibit T3E.6 -- Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.6 and incorporated herein by reference).

          (xii) Exhibit T3E.7* -- Amended Offering Circular and Consent Solicitation Statement, dated as of December 19, 2002.

          (xiii) Exhibit T3E.8* -- Consent and Letter of Transmittal, dated as of December 19, 2002.

          (xiv) Exhibit T3E.9* -- Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated as of December 19, 2002.

          (xv) Exhibit T3E.10* -- Letter to Clients, dated as of December 19, 2002.

          (xvi) Exhibit T3E.11* -- Notice of Guaranteed Delivery, dated as of December 19, 2002.

          (xvii) Exhibit T3F -- Cross reference sheet showing the location in the New Senior Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939(filed on November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3F, and incorporated herein by reference).

----------
* Filed herewith.
                 ALL OTHER EXHIBITS HAVE BEEN PREVIOUSLY FILED.

                                        3
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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Polytama International Finance B.V., a private company with limited liability (besloten vennottschap met beperkte aansprakelijkheid) organized and existing under the laws of The Netherlands, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Amsterdam, The Netherlands on the 23rd day of December, 2002.

(SEAL)
                                  POLYTAMA INTERNATIONAL FINANCE B.V.


                                  By: HB Management Europe B.V.
                                  Its Managing Director

                                      By:  /s/ Dennis P. Day
                                           -------------------------------------
                                        Name: Dennis P. Day
                                        Title: Managing Director


Attest: /s/ Raul Behr
        -----------------------
        Name: Raoul Behr, BBA
        Title: Account Manager

                                        4
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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, P.T. Polytama Propindo, a limited liability organized and existing under the laws of the Republic of Indonesia, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Jakarta, Indonesia on the 23rd day of December, 2002.

(SEAL)
                                      P.T. POLYTAMA PROPINDO


                                      By:/s/ Agus Sugiono
                                         ---------------------------
                                         Name: Agus Sugiono
                                         Title: Director

Attest: /s/ Russell J. Kelly
        ---------------------------
        Name: Russell J. Kelly
        Title: Assistant Director

                                        5
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                                  EXHIBIT INDEX

EXHIBIT             DESCRIPTION
-------             -----------
Exhibit T3A.l       Articles of Association of P.T. Polytama Propindo (filed on
                    April 30, 1997 with Registration Statement on Form F-1 (File
                    No. 333-6854), Exhibit 3.2, and incorporated herein by
                    reference).
Exhibit T3A.2       Amended and Restated Articles of Association of P.T.
                    Polytama Propindo (filed on July 15, 2002 on Form 20-F (File
                    No. 333-06854-01), and incorporated herein by reference).
Exhibit T3A.3       Articles of Association of Polytama International Finance,
                    B.V. (filed on April 30, 1997 with Registration Statement on
                    Form F-1 (File No. 333-6854), Exhibit No. 3.1., and
                    incorporated herein by reference).
Exhibit T3C*        Form of New Senior Indenture among the Issuer, the Company, the and The Bank of New York, as Trustee.
Exhibit T3E.l       Confidential Offering Circular, dated as of November 7, 2002
                    (filed on November 7, 2002 on Form T-3 (File No. 022-28645),
                    Exhibit T3E.1, and incorporated herein by reference).
Exhibit T3E.2       Letter of Transmittal, dated as of November 7, 2002(filed on
                    November 7, 2002 on Form T-3 (File No. 022-28645), Exhibit
                    T3E.2, and incorporated herein by reference).
Exhibit T3E.3       Letter to Brokers, Dealers, Commercial Banks, Trust
                    Companies and Other Nominees, dated November 7, 2002 (filed on November 7, 2002 on Form T-3 (File No. 022-28645),
                    Exhibit T3E.3, and incorporated herein by reference).
Exhibit T3E.4       Letter to Clients, dated November 7, 2002 (filed on November
                    7, 2002 on Form T-3 (File No. 022-28645), Exhibit T3E.4, and
                    incorporated herein by reference).
Exhibit T3E.5       Notice of Guaranteed Delivery, dated November 7, 2002(filed on November 7, 2002 on Form T-3 (File No. 022-28645),
                    Exhibit T3E.5, and incorporated herein by reference).
Exhibit T3E.6       Guidelines for Certification of Taxpayer Identification
                    Number on Substitute Form W-9 (filed on November 7, 2002 on
                    Form T-3 (File No. 022-28645), Exhibit T3E.6, and
                    incorporated herein by reference).
Exhibit T3E.7*      Amended Offering Circular and Consent Solicitation
                    Statement, dated as of December 19, 2002.
Exhibit T3E.8*      Consent and Letter of Transmittal, dated as of December 19,
                    2002.
Exhibit T3E.9*      Letter to Brokers, Dealers, Commercial Banks, Trust
                    Companies and Other Nominees, dated as of December 19, 2002.
Exhibit T3E.10*     Letter to Clients, dated as of December 19, 2002.
Exhibit T3E.11*     Notice of Guaranteed Delivery, dated as of December 19,
                    2002.

                                       6
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Exhibit T3F         Cross reference sheet showing the location in the New Senior
                    Indenture of the provisions inserted therein pursuant to
                    Sections 310 through 318(a), inclusive, of the Trust
                    Indenture Act of 1939 (filed on November 7, 2002 on Form T-3
                    (File No. 022-28645), Exhibit T3F, and incorporated herein by reference).

* Filed herewith.
All other exhibits have been previously filed.

                                        7